Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-184461) and related Prospectus of Tornier N.V. for the registration of 1,941,270 shares of its common stock and to the incorporation by reference therein of our report dated March 6, 2012, with respect to the consolidated financial statements and schedule of Tornier N.V. , and the effectiveness of internal control over financial reporting of Tornier N.V. , included in its Annual Report (Form 10-K) for the year ended January 1, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 12, 2012